Exhibit 10.1

To:     Unicredit Bank AG, London Branch

22 March 2013
Dear Sirs
Facility Amendment Letter
We refer to the EUR 150,000,000 unsecured uncommitted revolving facilities agreement dated 10 September 2013, as amended and restated from time to time, between, amongst others, Starbev Netherlands B.V. and Molson Coors Netherlands B.V. as Borrowers, Molson Coors Brewing Company as Guarantor, Unicredit Bank Czech Republic, A.S. and ING Bank N.V., Prague Branch as Mandated Lead Arrangers, Unicredit Bank AG, London Branch as Agent and ING Bank N.V., Prague Branch as Issuing Bank (the "Facility Agreement").

1.	Background
We refer to the Facility Agreement. Terms defined in, or construed for the purposes of, the Facilities Agreement have the same meaning when used in this Letter (unless the same are otherwise defined in this letter). References herein to a Clause shall refer to a clause of the Facilities Agreement.

2.	Amendments
By signing this letter the Agent hereby confirms that it has obtained the consent of the Lenders for this amendment pursuant to the terms of the Facility Agreement and that the following amendments shall be made to the Facility Agreement with immediate effect:
a)    Clause 1.1 (Definitions) shall be amended as follows:
"Available Ancillary Commitment” shall be amended by replacing the     words “EUR 10,000,000” with the words “EUR 30,000,000”;
b)    Paragraph (b) of Clause 2.1 (The Facilities) shall be amended by replacing the     words “EUR 10,000,000” with the words “EUR 30,000,000”
c)    Paragraph (b) of Clause 5.5 (Limitations on Utilisation) shall be amended by     replacing the words “EUR 10,000,000” with the words “EUR 30,000,000”

3.	Confirmation of Guarantee Obligations
For the avoidance of doubt, the Guarantor confirms for the benefit of the Lenders that all guarantee obligations owed by it under the Facility Agreement, as amended by this letter, shall remain in full force and effect.

4.	Facilities Agreement provisions
The provisions of Clauses 42 (Governing law) and 43 (Enforcement) of the Facility Agreement shall apply to this letter as if set out in full again here, with such changes as are appropriate to fit this context.

5.	Miscellaneous
This letter, which is a Finance Document, is supplemental to and amends the provisions of the Facility Agreement in accordance with the provisions of this letter. The Facility Agreement shall be varied so far as it is necessary to give effect to the terms of this letter but not further or otherwise. The Facility Agreement shall, subject to this letter, remain in full force and effect.

6.	Third party rights
Except as provided in the Facility Agreement, the terms of the Facility Agreement or this letter may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

Yours faithfully

/s/ E. LEE REICHERT                /s/ J.P.V.G. VISSER
E. Lee Reichert, Director                J.P.V.G. Visser, Director
Starbev Netherlands B.V. as borrower

/s/ E. LEE REICHERT                /s/ J.P.V.G. VISSER
E. Lee Reichert, Director B                J.P.V.G. Visser, Director A
Molson Coors Netherlands B.V. as borrower

/s/ GAVIN HATTERSLEY
Gavin Hattersley, Chief Financial Officer
Molson Coors Brewing Company as guarantor

Agreed and accepted:
/s/ ANTONELLA AMBROSINI-JONES
Antonella Ambrosini-Jones, Associate
/s/ ANNE BRETT
Anne Brett, Director
Unicredit Bank AG, London Branch,
in its capacity as Agent for and on behalf of the Lenders

Date: March 22, 2013

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